                                                                    EXHIBIT 4.8

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION UNDER THE ACT OR AN EXEMPTION THEREFROM.

                                WARRANT AGREEMENT

                             CAYENNE SOFTWARE, INC.

              Dated as of December 20, 1996 (the "Effective Date")


        WHEREAS, CAYENNE SOFTWARE, INC. (f/k/a Bachman Information Systems, Inc.) a Massachusetts corporation (the "Company"), has entered into a Letter Amendment, dated as of October 4, 1996, (the "Letter Amendment") to the Amended and Restated Revolving Credit Agreement (as amended, the "Revolving Credit Agreement") dated as of June 5, 1996, with SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, CA 95054 and with a loan production office located at Wellesley Office Park, 40 William Street, Suite 350 Wellesley, Massachusetts 02181 doing business under the name "Silicon Valley East" (the "Warrantholder"); and

        WHEREAS, the Company desires to grant to the Warrantholder, in consideration for the execution of the Letter Agreement and the loans to be granted pursuant to the Revolving Credit Agreement, as amended, the right to purchase shares of the Company's Common Stock;

        NOW, THEREFORE, in consideration of the Warrantholder executing and delivering the Revolving Credit Agreement, as amended, and providing the loans to the Company thereunder and in consideration of the mutual covenants and agreements contained herein, the Company and the Warrantholder agree as follows:

1.      GRANT OF THE RIGHT TO PURCHASE STOCK.

        The Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, a Warrant to subscribe to and purchase from the Company, an aggregate of 25,000 fully paid and non-assessable shares ("Warrant Shares") of the Company's Common Stock, par value $.01 per share ("Common Stock"), at a purchase price of $4.25 per share, but in no event less than the par value per share of Common Stock acquired (the "Exercise Price"). The number and purchase price of such Warrant Shares are subject to adjustment as provided in Section 8 hereof.


2.      TERM OF THE WARRANT AGREEMENT.

        Except as otherwise provided for herein, the term of this Warrant Agreement and the right to purchase Warrant Shares as granted herein shall commence on the Effective Date and shall be exercisable for a period of three
(3) years therefrom. The Company shall provide notice to the Warrantholder in the form of Appendix I hereto within forty-five (45) days prior to the expiration of the Warrant.

3.      EXERCISE OF THE PURCHASE RIGHTS.

        (a) The purchase rights set forth in this Warrant Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2 above, by tendering to the Company at its principal office a notice of

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exercise in the form attached hereto as APPENDIX II (the "Notice of Exercise"), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the purchase price in accordance with the terms set forth below, and in no event later than fifteen (15) days thereafter, the Company shall instruct its transfer agent to issue to the Warrantholder a certificate for the number of Warrant Shares purchased.

        The Exercise Price may be paid at the Warrantholder's election either
(i) by cash or check, or (ii) by surrender of all or a portion of the Warrant ("Net Issuance") as determined below. If the Warrantholder elects the Net Issuance method, the Company will issue Warrant Shares in accordance with the following formula:

                                  X = (P)(A-B)
                                      --------
                                         A

Where: X = the number of Warrant Shares to be issued to the Warrantholder for the portion of the Warrant being exercised.

         P = the number of Warrant Shares requested to be exercised under this Warrant Agreement.

         A = the Fair Market Value (defined below) of one (1) share of the Company's Common Stock multiplied by the number of shares of Common Stock issuable upon conversion of one Warrant Share on this date of exercise.

         B = the Exercise Price.


        As used herein, "Fair Market Value" of Common Stock shall mean with respect to each share of Common Stock:

              (i) if actively traded over-the-counter, the Fair Market Value shall be deemed to be the average of the closing sale prices quoted on the NASDAQ system (or similar system) over the ten (10) day period ending the day before the Fair Market Value of the securities is being determined;

             (ii) if the Common Stock at any time becomes traded on a securities exchange, the Fair Market Value shall be deemed to be the average of the closing prices over a ten (10) day period ending the day before the day the Fair Market Value of the securities is being determined; or

            (iii) if at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Fair Market Value of Common Stock shall be the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors, unless the Company shall become subject to a merger, acquisition or other consolidation pursuant to which the Company is not the surviving party, in which case the Fair Market Value of Common Stock shall be deemed to be the value received by the holders of Common Stock pursuant to such merger or acquisition. The foregoing notwithstanding, if the Warrantholder advises the Board of Directors in writing that the Warrantholder disagrees with such determination, then the Company and the Warrantholder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Board of Directors by at least ten percent (10%), then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by the Warrantholder.


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        (b) Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Warrant Agreement representing the remaining number of Warrant Shares purchasable hereunder. All other terms and conditions of such amended Warrant Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

4.      RESERVATION OF SHARES.

        (a) AUTHORIZATION AND RESERVATION OF SHARES. During the term of this Warrant Agreement, the Company will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for the exercise of the rights to purchase Warrant Shares as provided for herein.

        (b) REGISTRATION OR LISTING. If any shares of Common Stock required to be reserved hereunder require registration with or approval of any governmental authority under any Federal or state law (other than any registration under the Securities Act of 1933, as then in effect ("1933 Act"), or any similar Federal statute then enforced, or any state securities law, required by reason of any transfer involved in such conversion), or listing on any domestic securities exchange, before such shares may be issued upon exercise of this Warrant, the Company will, at its expense and as expeditiously as possible, use its best efforts to cause such shares to be duly registered, listed or approved for listing on such domestic securities exchange, as the case may be.

5.      NO FRACTIONAL SHARES OR SCRIP.

        No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant Agreement, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

6.      NO RIGHTS AS SHAREHOLDER.

        This Warrant Agreement does not entitle the Warrantholder to any voting rights or other rights as a shareholder of the Company prior to the exercise of this Warrant.

7.      WARRANTHOLDER REGISTRY.

        The Company shall maintain a registry showing the name and address of the registered holder of this Warrant Agreement.

8.      ADJUSTMENT RIGHTS.

        The Exercise Price per share and the number of Warrant Shares purchasable hereunder are subject to adjustment, as follows:

        (a) MERGER AND SALE OF ASSETS. If at any time there shall be a capital reorganization of the shares of the Company's stock (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), or a merger or consolidation of the Company with or into another corporation when the Company is not the surviving corporation, or the sale of all or substantially all of the Company's properties and assets to any other person (hereinafter referred to as a "Merger Event"), then, as a part of such Merger Event, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of the Warrant, the number of Warrant Shares or other marketable securities of the successor corporation resulting from such Merger Event, equivalent in rights and value to that which would have been issuable if the Warrantholder had exercised this Warrant immediately prior to the Merger Event. In any such case, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Warrant Agreement with respect to the rights and interest of the Warrantholder after the Merger Event to the end that the provisions of this Warrant Agreement (including adjustments of the Exercise Price and number of Warrant Shares purchasable) shall be applicable as nearly as

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practicable in relation to any shares of stock, securities or assets thereafter deliverable upon exercise thereof.

        Notwithstanding the foregoing, at the election of the Warrantholder, the Company shall purchase the unexercised portion of this Warrant for cash upon the closing of any Merger Event in which the Warrantholder does not receive securities which are either (i) immediately publicly saleable without further registration or delay or (ii) immediately registrable on the same terms as set forth in Section 9(e) hereof in an amount equal to (x) the Fair Market Value of any consideration that would have been received by the Warrantholder had the Warrantholder exercised the unexercised portion of this Warrant immediately before the record date for determining the shareholders entitled to participate in the proceeds of the Merger Event, less (y) the aggregate Exercise Price, but in no event less than zero.

        (b) RECLASSIFICATION OF SHARES. If the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Warrant Agreement exist into the same or a different number of securities of any other class or classes, this Warrant Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change.

        (c) SUBDIVISION OR COMBINATION OF SHARES. If the Company at any time shall combine or subdivide its Common Stock, the Exercise Price shall be proportionately decreased in the case of a subdivision, or proportionately increased in the case of a combination.

        (d) STOCK DIVIDENDS. If the Company at any time shall pay a dividend payable in, or make any other distribution (except any distribution specifically provided for in the foregoing subsections (a) or (b)) of the Company's stock, then the Exercise Price shall be adjusted, from and after the record date of such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction (i) the numerator of which shall be the total number of all shares of the Company's stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of all shares of the Company's stock outstanding immediately after such dividend or distribution. The Warrantholder shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of Warrant Shares (calculated to the nearest whole share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares issuable upon the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.


        (e) ANTI-DILUTION RIGHTS. Except in connection with the Company's up to $5 million proposed private placement of Series B Preferred Stock and Warrants on or before January 31, 1997, if the Company at any time while this Warrant is outstanding shall grant to any holder of the Company's capital stock or to any holder of any security exchangeable or convertible into or exercisable for capital stock of the Company (each, a "Holder") any right (i) to adjust the number of shares of capital stock owned by such Holder or to be acquired by such Holder pursuant to any exchange, conversion or exercise, or (ii) to adjust the exercise, conversion or exchange price for shares of capital stock of the Company, upon the happening of certain events (the "Trigger Event") in order to maintain and preserve, without dilution, the value of such Holder's shares and the percentage of such Holder's ownership in the Company prior to the Trigger Event ("Anti-Dilution Rights"), then the Company shall also grant Anti-Dilution Rights to the Warrantholder on the same terms and conditions granted to such Holder. In the event the Company grants Anti-Dilution Rights to more than one Holder upon different terms and conditions, then the Company shall grant to Warrantholder the Anti-Dilution Rights granted to the Holder with the terms and conditions which the Warrantholder determines, in its sole discretion, to be most favorable to the Warrantholder.

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        (f) NOTICE OF ADJUSTMENTS. If: (i) the Company shall declare any dividend or distribution upon its stock, whether in cash, property, stock or other securities; (ii) the Company shall offer for subscription pro rata to the holders of Common Stock or other stock any additional shares of stock of any class or other rights; (iii) there shall be any Merger Event; or (iv) there shall be any voluntary or involuntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrantholder: (A) at least twenty (20) days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of such Merger Event, dissolution, liquidation or winding up; and (B) in the case of any such Merger Event, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding up). In the case of a public offering, the Company shall give the Warrantholder at least twenty (20) days written notice prior to the effective date thereof.

        Each such written notice shall set forth, in reasonable detail, (i) the event requiring the adjustment, (ii) the amount of the adjustment, (iii) the method by which such adjustment was calculated, (iv) the Exercise Price, and (v) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given by first class mail, postage prepaid, addressed to the Warrantholder, at the address as shown on the books of the Company.

9.      REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

        (a) RESERVATION OF WARRANT SHARES. The Warrant Shares issuable upon exercise of the Warrant granted under this Warrant Agreement have been duly and validly reserved and, when issued in accordance with the provisions of this Warrant Agreement, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever. The Company has made available to the Warrantholder true, correct and complete copies of its Articles of Organization and Bylaws, as amended to date. The issuance of certificates for shares of Common Stock upon exercise of the Warrant granted under this Warrant Agreement shall be made without charge to the Warrantholder for any issuance tax or transfer tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of Warrant Shares.

        (b) DUE AUTHORITY. The execution and delivery by the Company of this Warrant Agreement and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the Warrant Shares upon exercise of the Warrant granted hereby, have been duly authorized by all necessary corporate action on the part of the Company, and this Warrant Agreement is not inconsistent with the Company's Articles of Organization or Bylaws, each as amended to date, does not contravene any law or governmental rule, regulation or order applicable to it, does not and will not contravene any provision of, or constitute a default under, any material indenture, mortgage, contract or other instrument to which it is a party or by which it is bound, and this Warrant Agreement and the Warrant evidenced hereby constitute legal, valid and binding agreements of the Company, enforceable against it in accordance with their terms.

        (c) CONSENTS AND APPROVALS. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, Federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Warrant Agreement.

        (d) ISSUED SECURITIES. All issued and outstanding shares of capital stock and other securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of capital stock and other securities of the Company were issued in full compliance with all applicable Federal and state securities laws. In addition, in

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accordance with the Company's Articles of Organization, no shareholder of the
Company has preemptive rights to purchase new issuances of the Company's capital stock.

        (e) REGISTRATION RIGHTS. The Company hereby acknowledges and agrees that the Warrantholder shall have, with respect to the Warrant Shares, the following registration rights:

              (i) CERTAIN DEFINITIONS. As used in this Section 9(e), the term "Registrable Securities" shall mean the Warrant Shares, and/or any or all of the shares of Common Stock issued or issuable upon exercise of this Warrant.

             (ii) "PIGGYBACK" REGISTRATION. From the date hereof until the expiration date of the Warrant set forth in Section 2 of this Warrant Agreement, the Company shall advise the Warrantholder, whether the Warrantholder holds this Warrant or has exercised this Warrant and holds any of the Common Stock, by written notice at least four weeks prior to the filing of any new registration statement or post-effective amendment thereto under the 1933 Act (other than a registration statement on Form S-8 or its counterpart), or any Notification on Form 1-A under the 1933 Act, covering any securities of the Company, whether for its own account or for the account of others, and shall, upon the request of the Warrantholder, include in any new registration statement such information as may be required to permit a public offering of any or all of the Registrable Securities of the Warrantholder subject to cutbacks imposed by underwriters or the Company in the same manner and to the same extent as applied to other selling securityholders, all at no expense whatsoever to the Warrantholder, except that the Warrantholder shall bear the fees of its own counsel and any underwriting discounts or commissions applicable to the Common Stock sold by it.

            (iii)  Demand Registration.
                   -------------------

                (1) If the Warrantholder shall give notice to the Company,at any time prior to the expiration date of the Warrant set forth in Section 2 of this Agreement, to the effect that such Warrantholder desires to register under the 1933 Act any Registrable Securities representing at least one third of the Warrant Shares originally issuable hereunder under such circumstances that a public distribution (within the meaning of the 1933 Act) of any such securities shall be involved, then the Company shall promptly, but no later than ninety
(90) days after receipt of such notice, file a new registration statement under the 1933 Act, to the end that Registrable Securities of such Warrantholder may be publicly sold under the 1933 Act as promptly as practicable thereafter, and the Company shall use its best efforts to cause such registration to become effective as soon as possible; PROVIDED, HOWEVER, that the Warrantholder shall furnish the Company with appropriate information in connection therewith as the Company may reasonably request in writing; and provided further that the Company shall then have available current financial statements (unless the unavailability of current financial statements results from the Company's fault or neglect).

                (2) All costs and expenses (including without limitation, legal, accounting, printing, mailing and filing fees) of such registration effected under this Section 9(e)(iii) shall be borne by the Company, except that the Warrantholder shall bear the fees of its own counsel and any underwriting discounts or commissions applicable to the securities sold by it.

                (3) The Company shall cause each registration statement filed pursuant to this Section 9(e)(iii) to remain current under the 1933 Act (including the taking of such steps as are necessary to obtain the removal of any stop order) for a period of at least ninety (90) days (and for up to an additional ninety (90) days if requested by Warrantholder) from the effective date thereof, or until all the Registrable Securities included in such registration have been sold, whichever is earlier.

             (iv)  FURTHER RIGHTS.  The registration rights provided by this
        Section 9 may be exercised by the Warrantholder either prior or subsequent to its exercise of this Warrant. The Warrantholder may, at its option, request registration pursuant to Section 9(e)(ii)

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        and/or pursuant to Section 9(e)(iii), and its request for registration under one such Section shall not affect its right to request registration under the other.

              (v) FURTHER OBLIGATIONS OF COMPANy. With respect to all registrations under this Section 9, the Company shall: (i) supply prospectuses and such other documents as the Warrantholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities; (ii) use its best efforts to register and qualify the Registrable Securities for sale in such states as the Warrantholder designates (provided, however, that in no event shall the Company be required to qualify as a foreign corporation or a dealer in securities or to execute a general consent to service of process); and (iii) do any and all other acts and things which may be necessary to enable the Warrantholder to consummate the public sale or other disposition of the Registrable Securities.

        (f) EXEMPT TRANSACTION. Subject to the accuracy of the Warrantholder's representations in Section 10 hereof, the issuance of the Warrant Shares upon exercise of this Warrant will constitute a transaction exempt from (i) the registration requirements of Section 5 of the 1933 Act and (ii) the qualification requirements of applicable state securities laws.

        (g) COMPLIANCE WITH RULE 144. At the written request of the Warrantholder who proposes to sell Warrant Shares issuable upon the exercise of the Warrant in compliance with Rule 144 promulgated by the Securities and Exchange Commission, the Company shall furnish to the Warrantholder, within ten days after receipt of such request, a written statement confirming the Company's compliance with the filing requirements of the Securities and Exchange Commission as set forth in such Rule, as such Rule may be amended from time to time.

              (i) INFORMATION RIGHTS. So long as the Warrantholder holds this Warrant and/or any of the Warrant Shares, the Company shall deliver to the Warrantholder (a) promptly after mailing, copies of all annual reports, notices or other written communications to the shareholders of the Company; (b) within ninety (90) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company's quarterly, unaudited financial statements.


10.     REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

        This Warrant Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

        (a) INVESTMENT PURPOSE. The right to acquire Warrant Shares or the Warrant Shares issuable upon exercise of the Warrant granted hereby will be acquired for investment and not with a view to the sale or distribution of any part thereof in violation of applicable securities laws, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

        (b) PRIVATE ISSUE. The Warrantholder understands (i) that the Warrant Shares issuable upon exercise of this Warrant are not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company's reliance on such exemption is predicated on the representations set forth in this Section 10.

        (c) DISPOSITION OF WARRANTHOLDER'S RIGHTS. In no event will the Warrantholder make a disposition of any of its rights to acquire Warrant Shares or Warrant Shares issuable upon exercise of such rights unless and until (i) it shall have notified the Company of the proposed disposition, and (ii) if requested by the Company, it shall have furnished the Company with an

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opinion of counsel (which counsel may either be inside or outside counsel to the
Warrantholder) reasonably satisfactory to the Company and its counsel to the effect that (A) appropriate action necessary for compliance with the 1933 Act and applicable "blue sky" regulations has been taken, or (B) an exemption from the registration requirements of the 1933 Act and applicable "blue sky" regulations is available. Notwithstanding the foregoing, the restrictions imposed upon the transferability of any of its rights to acquire Warrant Shares or Warrant Shares issuable on the exercise of such rights do not apply to transfers from the beneficial owner of any of the aforementioned securities to its nominee or from such nominee to its beneficial owner, and shall terminate as to any particular Warrant Share when (1) such security shall have been effectively registered under the 1933 Act and sold by the holder thereof in accordance with such registration or (2) such security shall have been sold without registration in compliance with Rule 144 under the 1933 Act, or (3) a letter shall have been issued to the Warrantholder at its request by the staff of the Securities and Exchange Commission or a ruling shall have been issued to the Warrantholder at its request by such Commission stating that no action shall be recommended by such staff or taken by such Commission, as the case may be, if such security is transferred without registration under the 1933 Act in accordance with the conditions set forth in such letter or ruling and such letter or ruling specifies that no subsequent restrictions on transfer are required. Whenever the restrictions imposed hereunder shall terminate, as hereinabove provided, the Warrantholder or holder of a Warrant Share then outstanding as to which such restrictions have terminated shall be entitled to receive from the Company, without expense to such holder, one or more new certificates for the Warrant or for such Warrant Shares not bearing any restrictive legend.

        (d) FINANCIAL RISK. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

11.     TRANSFERS.

        Subject to the terms and conditions contained in Section 10 hereof, this Warrant Agreement and all rights hereunder are transferable in whole or in part by the Warrantholder and any successor transferee. The transfer shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as APPENDIX III (the "Transfer Notice"), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer.

12.     MISCELLANEOUS.

        (a) EFFECTIVE DATE. The provisions of this Warrant Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Warrant Agreement and the Warrant granted hereunder and evidence hereby shall be binding upon any successors or assigns of the Company.

        (b) ATTORNEY'S FEES. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to reasonable attorneys' fees and expenses and all costs of proceedings incurred in enforcing this Warrant Agreement.

        (c) GOVERNING LAW; JURISDICTION. This Warrant Agreement shall be governed by and construed for all purposes under and in accordance with the internal laws of the Commonwealth of Massachusetts. The Company hereby submits to the non-exclusive jurisdiction of any state or federal court of competent jurisdiction of the Commonwealth of Massachusetts or the State of California for the purpose of any suit, action or other proceeding arising out of, or with respect to this Warrant Agreement, and expressly waives any and all objections it may have as to venue in any of such courts or as to inconvenient forum.


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        (d) COUNTERPARTS. This Warrant Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


        (e) NOTICES. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon confirmed receipt if sent by facsimile transmission, three (3) days after deposit in the United States mail, first class, postage prepaid or one (1) day after delivery by overnight courier, addressed (i) to the Warrantholder at Wellesley Office Park, 40 William Street, Suite 350, Wellesley, Massachusetts 02181, Attention: David B. Fischer, Senior Vice President (and/or, if by facsimile, 617/431-9906) and (ii) to the Company at 8 New England Executive Park, Burlington, Massachusetts 01803, Attention: Frederick H. Phillips (and/or if by facsimile, 617/229-9864) or at such other address as any such party may subsequently designate by written notice to the other party).

        (f) REMEDIES. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where the Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable.

        (g) NO IMPAIRMENT OF RIGHTS. The Company will not, by amendment of its Articles of Organization or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

        (h) SURVIVAL. The representations, warranties, covenants and conditions of the respective parties contained herein or made pursuant to this Warrant Agreement shall survive the execution and delivery of this Warrant Agreement.

        (i) SEVERABILITY. In the event any one or more of the provisions of this Warrant Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

        (j) AMENDMENTS. Any provision of this Warrant Agreement may be amended by a written instrument signed by the Company and by the Warrantholder.

                                  * * * * * * *

                             CAYENNE SOFTWARE, INC.
                                WARRANT AGREEMENT

                                 SIGNATURE PAGE
                                 --------------


         IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

                              CAYENNE SOFTWARE, INC.



                              By:
                                  -------------------------------------
                                  Its Chief Financial Officer


                              Warrantholder:

                              SILICON VALLEY EAST


                              By:
                                  -------------------------------------
                                  David B. Fischer,
                                  Senior Vice President


                              SILICON VALLEY BANK
                              (signed at Santa Clara, CA)


                              By:
                                  -------------------------------------
                                  Name:

                                   APPENDIX I

                     NOTICE THAT WARRANT IS ABOUT TO EXPIRE
                     --------------------------------------


Silicon Valley Bank
Wellesley Office Park
40 William Street, Suite 350
Wellesley, MA 02181

Attn:  Chief Financial Officer



Dear:______________________

         This is to advise you that the Warrant issued to you described below will expire on ______________ __, ______.

         Issuer: Cayenne Software, Inc.

         Issue Date:  December   , 1996

         Class of Security Issuable:  Common Stock

         Exercise Price per Share: ____________________

         Number of Shares Issuable: ___________________

         Procedure for Exercise: ______________________


         Please contact [name of contact person at (phone number)] with any questions you may have concerning exercise of the Warrant. This is your only notice of pending expiration.

                                      Cayenne Software, Inc.


                                      By:
                                          ------------------------------
                                          Its:

                                   APPENDIX II

                               NOTICE OF EXERCISE
                               ------------------

                     [Strike paragraph that does not apply.]

        1. The undersigned hereby elects to purchase ________ shares of the Common Stock of Cayenne Software, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

        1. The undersigned hereby elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised with respect to of the Shares covered by the Warrant.

        2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:


__________________________________________________________________________
                                     (Name)

__________________________________________________________________________

                                     _____________________________________
                                     (Address)

         3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

_________________________            ____________________________________
      (Date)                         (Signature)

                           ACKNOWLEDGMENT OF EXERCISE

        The undersigned ________, hereby acknowledges receipt of the "Notice of Exercise" from Warrantholder, to purchase ________shares of the Common Stock of Cayenne Software, Inc., pursuant to the terms of the Warrant Agreement, and further acknowledges that ________ shares remain subject to purchase under the terms of the Warrant Agreement.

                                     Company: Cayenne Software, Inc.



                                              By:_______________________________


                                              Title:____________________________


                                              Date:_____________________________

                                  APPENDIX III

                                 TRANSFER NOTICE
                                 ---------------


        (To transfer or assign the foregoing Warrant Agreement execute this form and supply required information. Do not use this form to purchase shares.)

        FOR VALUE RECEIVED, the foregoing Warrant Agreement and all rights evidenced thereby are hereby transferred and assigned to

_________________________________________
(Please Print)

whose address is ________________________

_________________________________________


                                   Dated _______________________________________



                                   Holder's Signature __________________________



                                   Holder's Address ____________________________

                                                    ____________________________




Signature Guaranteed: _______________________________________



NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Warrant Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant Agreement.